CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent  to the  incorporation  by  reference  of our  report of  Independent
Registered Public Accounting Firm dated April 3, 2006, covering the financial statements of Mobot, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in Amendment No. 1 to the information statement on Form 8-K filed with the Securities and Exchange Commission ("Commission") on May 3, 2006, into this registration statement on Form S-3 of Neomedia Technologies, Inc. to be filed with the Commission on or about September 8, 2006.

We also  consent to the  reference  to our firm under the caption  "Experts"  in
matters  of  accounting  and  auditing  in  this   registration   statement  and
prospectus.



/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS


Los Angeles, California
September 7, 2006